Exhibit 23.1

Consent of Independent Registered Certified Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File Nos. 333-120092, 333-117082, 333-115667, and 333-111540) and on Form S-8 (File Nos. 333-118178, 333-114642, 333-111393, 333-109006, 333-83804 and 333-58518) of American Electric Technologies, Inc. (formerly American Access Technologies, Inc.) of our report dated March 9, 2007, relating to our audit of the consolidated balance sheets of M & I Electric Industries, Inc. and Subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006, included in this Current Report on Form 8-K/A.

/s/ TEDDER, JAMES, WORDEN & ASSOCIATES, P.A.

Orlando, Florida

July 27, 2007